Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TETRA Technologies, Inc. 401(k) Retirement Plan of our reports (a) dated February 28, 2007, with respect to the consolidated financial statements and schedule of TETRA Technologies, Inc., TETRA Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TETRA Technologies, Inc., included in its Annual Report (Form 10-K) and (b) dated June 22, 2007 with respect to the financial statements and schedule of the TETRA Technologies, Inc. 401(k) Retirement Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Houston, Texas

February 21, 2008